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                                                                    EXHIBIT 4.11

                            EQUITY TRANSFER CONTRACT

ARTICLE 1         PARTIES

1.1      Transferor:               Shenyang Automobile Industry Equity
                                   Investment Co., Ltd.

         Registered Address:       No. 67, Xinggongbei Rd, Tiexi District,
                                   Shenyang

         Legal Representative:     HE, Guohua

1.2      Transferee:               Shenyang JinBei Automotive Industry Holdings
                                   Company Limited

         Registered Address:       6th Floor, Building B, No. 1 Shiji Road
                                   Hunnan Property Development Zone, Shenyang
                                   New High-Tech Development District

         Legal Representative:     HONG, Xing

ARTICLE 2         TRANSFER OF EQUITY AND PAYMENT OF THE PRICE

2.1 The Transferor agrees to transfer the 90% equity it holds in Shenyang Xinjinbei Investment Co., Ltd. (hereinafter referred to as the "Company") to the Transferee under the terms and conditions hereunder, and the Transferee shall pay to the Transferor the equity transfer price for accepting the aforesaid subject equity.

2.2 The aggregate amount of the transfer price for the aforesaid subject equity shall be RMB 540 million.

2.3 The Parties agree that the transfer price for the aforesaid subject equity shall be paid as follows:

         The Transferee shall pay the above-mentioned equity transfer price to the Transferor within three months of the execution of this Contract.

2.4 The Transferor and the Transferee shall bear their respective taxes incurred in this equity transaction according to the law.

ARTICLE 3         COVENANTS, WARRANTIES AND OBLIGATIONS OF TRANSFEROR

         For the purpose of this Contract and the benefit of the Transferee, the Transferor hereby irrevocably warrants and covenants to the Transferee with respect to the Transferee and the Company, including but not limited to:

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3.1      According to the relevant provisions of the existing laws and administrative regulations, the Transferor has the right to transfer the subject equity pursuant to the terms and conditions hereunder.

3.2 The Company is duly organized and validly existing, and has all valid government consents, approvals and permits required for the normal legal operation of business according to its enterprise legal person business license.

3.3 The Transferor is the lawful holder of the subject equity, and has paid all consideration in full amount required to legally acquire the subject equity. The Transferor has not created any mortgage, pledge or other forms of security and/or other third party rights on the subject equity. The subject equity held by the Transferor is not under any enforcement by any court or administrative authorities.

3.4 The Transferor warrants that the Company has no debt and guarantee that it provides to any third party that has not been disclosed to the Transferee. The financial documents facilitated to the Transferee truly and accurately reflect the Company's operation status.

3.5 The Transferor warrants that, other than this Contract, there is no other contract, agreement, instrument and/or other binding arrangement that has become or will become effective which will lead to the transfer of the subject equity hereunder to any third party, or constitute legal impediments to the execution and performance of this Contract.

3.6 The Transferor hereby acknowledges that the Transferee enters into this Equity Transfer Contract relying on the above covenants and warranties made by the Transferor.

ARTICLE 4         COVENANTS AND WARRANTIES BY THE TRANSFEREE

         The Transferee hereby covenants and warrants to the Transferor as follows:

4.1 According to the relevant provisions of the existing laws and administrative regulations, the Transferee has the right to accept pursuant to the terms and conditions hereunder the subject equity to be transferred and to become a shareholder of the Company.

4.2 The execution and performance of this Contract by the Transferee does not constitute any impediment to the relationship between the Transferee and any third party (including but not limited to any contract, agreement, instrument and/or other binding arrangement entered into by the Transferee and a third party that have become or will become effective). Any relationship between the Transferee and any third party (including but not limited to any contract, agreement, instrument and/or other binding arrangement entered into by the Transferee and a third party that have become or will become effective) shall not constitute a legal impediment to the execution and performance of this Contract.

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ARTICLE 5         APPROVAL AND FILING PROCEDURES OF THE EQUITY TRANSFER

5.1 The Parties hereby agree to actively proceed with and complete the approval and filing procedures required for the consummation of this equity transaction after the execution of this Contract according to laws and regulations, including but not limited to:

     (1) undergoing the discussion and approval procedures of the corporate authority according to their respective articles of association;

     (2) undergoing the approval procedures for transfer of state-owned equity;

     (3) undergoing the examination and approval procedures of securities regulatory authorities; and

     (4) undergoing registration and filing procedures of company registration authorities.

ARTICLE 6         BREACH OF CONTRACT AND REMEDIES

6.1 After the execution of this Contract, the Transferor and the Transferee shall perform this Contract in strict compliance with the provisions hereunder. Any Party in breach of this Contract shall be held liable for such breach according to the provisions hereunder. In the event of losses caused to the non-breaching Party, the breaching Party shall indemnify the non-breaching Party for the losses and expenses.

6.2 In the event of breach of this Contract by any Party, the non-breaching Party shall have the right to take one or more of the following remedial measures to protect its rights:

     (1) suspension of the performance of its obligations hereunder or other relevant obligations until the elimination of such breach of Contract, which suspension of performance of obligations by the non-breaching Party shall not constitute the non-performance or delay in performance of obligations by such party. A breach penalty of 0.021% of the equity transfer price for each day when such breach persists shall be paid to the non-breaching Party.

     (2) termination of this Contract by written notice, in which case, this Contract shall be terminated on the date the written notice is serviced to the breaching Party by the non-breaching Party; and

     (3) the breaching Party shall promptly indemnify the non-breaching Party for all losses and expenses the non-breaching Party sustained as a result of the breach by the breaching Party, regardless whether this Contract would continue to be performed.

6.3 The rights and remedies available under this Contract are accumulative without excluding other rights or remedies available under the law.

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6.4      The waiver of a breach of Contract by a Party to this Contract shall be effective only when made in writing. Any Party's failure or delay to exercise any right or remedy shall not constitute a waiver of such right or remedy. The partial exercise of rights and remedies by a Party does not impair its exercise of other rights or remedies.

ARTICLE 7         EFFECTIVENESS, AMENDMENT AND TERMINATION

7.1 This Contract shall become effective upon the satisfaction of all of the following conditions:

     (1) This Contract shall have been executed by the authorized representatives of the Parties and with their respective company seals affixed hereto;

     (2) This equity transfer shall have been approved by the administrative authorities of state-owned assets;

     (3) This equity transfer shall have been examined by and received no objections from China Securities Regulatory Commission; and

     (4) China Securities Regulatory Commission shall have exempted the Transferees from the obligations of tender offer in connection with Shenyang Jinbei Automotive Company Limited.

7.2 This Contract may be amended through consultation between the Parties, or upon the occurrence of other circumstances as provided by laws and regulations or in the covenants contained in this Contract.

7.3 Any amendment to this Contract shall be made in writing and signed by the Parties, otherwise, no amendment shall become binding upon either Party.

7.4 The Parties may terminate this Contract through consultation, subject to compliance with laws.

7.5 The amendment and termination of this Contract shall not affect the parties' right to claim damages. Any losses incurred by any Party due to the amendment or termination of this Contract shall be compensated by the Party that is responsible for such amendment or termination, unless such Party is exempted from such liability pursuant to laws or provisions of this Contract.

7.6 Upon the termination of this Contract pursuant to the above provisions, the Transferor shall immediately return to the Transferee the paid equity transfer proceeds together with interest and/or other amounts, if any. In the event of breach of this Contract by any Party prior to the termination of this Contract, the other Party shall have the right to claim compensation according to the provisions in Article 6 hereof.

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ARTICLE 8         APPLICABLE LAW AND SETTLEMENT OF DISPUTE

8.1 The execution, effectiveness, interpretation, performance and dispute settlement of this Contract shall be governed by the laws of the People's Republic of China.

8.2 The Parties shall first settle the disputes arising out of or in connection with this Contract through consultation, failing which, the Parties agree to submit such disputes to the competent local court of the place of performance of this Contract for resolution through litigation.

ARTICLE 9         MISCELLANEOUS

9.1 The annexes hereto constitute an integral part of this Contract, which shall have the same force as this Contract.

9.2 This Contract and the annexes hereto constitute a complete contract between the Transferor and the Transferee. In any event, all correspondences, statements, agreements or other documents prior to the execution of this Agreement shall be subordinate to this Contract.

9.3 If any provision of this Contract is invalidated due to a conflict with the laws applicable to this Contract, such provision shall be removed from this Contract, provided however, such provision shall not affect the validity of other provisions hereunder and the validity of this Contract as a whole. The Parties shall formulate a new provision to replace such invalid provision.

9.4 The Parties hereby acknowledge that they voluntarily enter into this Contract and understand the rights and obligations of the Parties hereunder, and that there is no fraudulence, threat, material misunderstanding or obvious unfairness.

9.5 There are eight counterparts of this Contract, with each Party holding one copy. The rest of the counterparts shall be submitted to the approving authorities for approval and filing.


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TRANSFEROR:            SHENYANG AUTOMOBILE INDUSTRY EQUITY INVESTMENT CO., LTD.

Legal Representative:                               /s/ Guohua He
                                                --------------------------------

TRANSFEREE:            SHENYANG JINBEI AUTOMOTIVE INDUSTRY HOLDINGS COMPANY
LIMITED

Legal Representative:                               /s/ Xing Hong
                                                --------------------------------

                                                             December 29, 2003

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